Exhibit 10.1
TALLGRASS MLP GP, LLC
LONG-TERM INCENTIVE PLAN

EQUITY PARTICIPATION UNIT AGREEMENT
This Equity Participation Unit Agreement ("Agreement") between Tallgrass MLP GP, LLC (the "Company") and [________________] (the "Participant"), regarding an award (this "Award") of [_________] Equity Participation Units (as defined in the Tallgrass MLP GP, LLC Long-Term Incentive Plan (the "Plan")) granted to the Participant on August 2, 2017 (the "Grant Date"), such number of Equity Participation Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1.
Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Board or the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Vesting Schedule; Settlement.

(a)
General. Except as otherwise provided Section 2(b) or the Plan, all of the Equity Participation Units subject to this Award shall vest, if at all, on the Distribution Hurdle Date; provided, however, that (i) the Participant remains in continuous employment with the Company or its Affiliates during the period beginning on the Grant Date and ending on the Distribution Hurdle Date and (ii) such Equity Participation Units have not previously been forfeited prior to such date pursuant to Section 3. If the Distribution Hurdle Date does not occur by the seventh anniversary of the Grant Date, then as of the seventh anniversary of the Grant Date, this Award will expire, terminate and be immediately forfeited by the Participant.

(b)	Accelerated Vesting. If prior to the vesting of the Equity Participation Units under Section 2(a) and the seventh anniversary of the Grant Date:

(i)
both (A) a Qualifying Transaction occurs and (B) David G. Dehaemers, Jr. ceases to be the Chief Executive Officer of Tallgrass Energy Holdings, LLC, TEGP Management, LLC or the Company, then all unvested Equity Participation Units shall vest as of the later date of (A) or (B) above (the "Qualifying Transaction Acceleration Date"); provided, however, that (x) the Participant remains in continuous employment with the Company or its Affiliates through such Qualifying Transaction Acceleration Date and (y) such Equity Participation Units have not previously been forfeited prior to such Qualifying Transaction Acceleration Date pursuant to Section 3; or

(ii)
(A) David G. Dehaemers, Jr. ceases to be the Chief Executive Officer of Tallgrass Energy Holdings, LLC, TEGP Management, LLC or the Company other than in connection with a Qualifying Transaction and (B) after the occurrence of the event in (A), Participant's employment with the Company or its Affiliates is thereafter terminated without Cause, then all unvested Equity Participation Units shall vest as of the date of such termination of Participant’s employment.

For avoidance of doubt, the Equity Participation Units will vest pursuant to this Section 2(b) even if the Distribution Hurdle Date has not occurred.

(c)
Settlement of Vested Equity Participation Units. Within 60 days following the Vesting Date of the Equity Participation Units, the Participant shall receive the number of Units equal to the number of vested Equity Participation Units. Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant's name in the Unit register of the Partnership maintained by the Partnership's transfer agent or (ii) a unit certificate issued in the Participant's name. Upon delivery of a Unit in respect of an Equity Participation Unit, such Equity Participation Unit shall cease to be outstanding in the Participant's notional account described in Section 4.

(d)	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
"Cause" means, as determined by the Board, the Participant's: (i) failure to perform his employment duties that, if curable, is not cured within 30 days after a written notice of such failure is delivered by the Company; (ii) engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to any member of the Tallgrass Group; (iii) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (iv) violation of a material policy of the Company; (v) breach of his fiduciary duties with respect to any member of the Tallgrass Group as evidenced by a judicial determination of such breach; or (vi) breach of this Agreement or any other written agreement between the Participant and any member of the Tallgrass Group (including the Confidentiality Agreement and the Acceptance Agreement defined in Section 12 below).
"Distribution Hurdle Date" means the earliest date on or after April 1, 2021 on which the average compounded annual distribution growth rate for regular quarterly Partnership distributions, based upon the regular quarterly distribution paid by the Partnership on or immediately prior to such date, is at least 5% over an annualized distribution rate of $3.34 per common unit, as determined by the Committee in its sole discretion with such determination occurring as soon as reasonable practicable after each of the applicable quarterly distribution dates if and until such event has occurred.
"Qualifying Owner" means and includes (i) The Energy & Minerals Group or any of its Affiliates, (ii) Kelso & Company, (iii) any affiliated fund, holding company or investment vehicle of any Person in clause (i) or (ii), (iv) Tallgrass KC, LLC and its subsidiaries or (v) David G. Dehaemers, Jr., any family member, heir or estate of David G. Dehaemers, Jr. or any trust or other Persons controlled by or for the benefit of any of the foregoing.
"Qualifying Transaction" means, any transaction in which (i) a Person other than a Qualifying Owner directly or indirectly acquires Voting Control, (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, or (iii) the sale or other disposition by the Partnership of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate of a member of the Tallgrass Group.
"Tallgrass Group" means Tallgrass Energy Holdings, LLC, TEGP Management, LLC, Tallgrass Energy GP, LP, Tallgrass Equity, LLC, the Company, the Partnership, Tallgrass Development, LP, and their respective Affiliates and subsidiaries.
"Vesting Date" the date on which the Equity Participation Units vest pursuant to Section 2(a) or 2(b) of this Agreement.
"Voting Control" means the direct or indirect ownership or control of 50% or more of the voting interests in the Company, the ownership of fifty percent 50% or more of the general partner interests in the Partnership, or the ownership of such other rights or interests that grant to the owner or holder thereof the ability to direct the management or policies of the Partnership, whether through the ownership of voting rights, by contract, or otherwise.

3.
Forfeiture of Award. Except as set forth in Section 2(b)(ii), upon termination of the Participant's employment with the Company or any of its Affiliates for any reason prior to the Vesting Date, all Equity Participation Units that have not vested in accordance with Section 2 as of such termination date shall be immediately forfeited by the Participant on such termination date.

4.
Bookkeeping Account. Until vesting, termination or forfeiture, the Award of Equity Participation Units hereunder shall be evidenced by entry in a bookkeeping account maintained by the Partnership or its transfer agent.

5.
Rights as Unitholder; Delivery of Units. Until delivery of Units as described in Section 2(c), the Participant shall have no rights as a unitholder as a result of the grant of Equity Participation Units hereunder, including the right to vote the Equity Participation Units. The Participant shall not be entitled to receive any distributions with respect to the Equity Participation Units unless the Participant receives a separate grant of Distribution Equivalent Rights. The Company shall not be obligated to deliver any Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Partnership with, any securities exchange or association upon which the

Units are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of Units to comply with any such law, rule, regulation or agreement.

6.
Assignment of Award. The Participant's rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant's rights under and interest in this Award may be made by the Participant.

7.
Withholding. No Units shall be delivered hereunder to or in respect of a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company or an Affiliate with respect to the issuance of such Units has been remitted to the Company or an Affiliate or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Participant shall satisfy such tax withholding by having the Company or an Affiliate withhold Units otherwise deliverable hereunder, having a Fair Market Value equal to the minimum required tax withholding rate. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award.

8.	Restrictive Covenants.

(a)	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
"Competitive Business" means any business which provides midstream energy services in the United States.
"Prohibited Activity" means Participant’s engagement in any Competitive Business, performance of any service, directly or indirectly, on behalf of a Competitive Business, and/or interest, whether as proprietor, partner, employee, stockholder, principal, agent, consultant, contractor, director, officer, or in any other capacity or manner whatsoever, in any enterprise that engages in a Competitive Business, anywhere within the United States; provided, however, that Participant may have an ownership interest of not more than five percent of the outstanding capital stock of any publicly held entity engaged in a Competitive Business so long as Participant is not otherwise engaged or interested in such entity.
"Prohibited Period" means the period beginning on the Grant Date and ending on the earliest of (A) if a Vesting Date occurs, 18-months following Participant's termination of employment, (B) the date on which the Equity Participation Units are forfeited without vesting under Section 3, and (C) the date on which the Equity Participation Units expire pursuant to Section 2(a).

(b)
Noncompetition; Nonsolicitation. The Participant acknowledges and recognizes his status as a key executive and management employee of the Company, his possession of the Company’s trade secret and confidential and/or proprietary information which would be valuable or useful to the Company’s competitors, and the highly competitive nature of the business of the Company and the other members of the Tallgrass Group. Participant further acknowledges that the restrictions contained in this Section are reasonable and necessary for the protection of the immediate interests of the Company and the other members of the Tallgrass Group in that any violation of these restrictions would cause substantial injury to the Company and the other members of the Tallgrass Group. Therefore, in consideration of the Participant’s continued employment with the Company or any Affiliate and the benefits provided to Participant under this Award, and to further protect the proprietary, trade secret, and confidential information of the Tallgrass Group, the Participant agrees that, during the Prohibited Period the Participant will not:

(i)	engage in a Prohibited Activity; or

(ii)
solicit, entice, induce or in any manner influence any person who has an employee or independent contractor relationship with any member of the Tallgrass Group and with whom the Participant had contact, directly or indirectly, during the term of the Participant's employment, to change or end such relationship or hire, recruit, or attempt to hire or recruit, any such person to provide services for an affiliate of the Participant.

(c)
Non-disparagement. So long as the Participant is an employee of the Company or any Affiliate and thereafter (including after the termination of the Participant's employment), the Participant will not make any comments, in any format, whether written, electronic or oral, disparaging of any member of the Tallgrass Group or critical of the business performance, methods, practices, operations, decisions or plans of any member of the Tallgrass Group to any third party.

(d)
Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that the Participant does not need the prior authorization of the Company or any member of the Tallgrass Group to make any such reports or disclosures and the Participant is not required to notify the Company or any member of the Tallgrass Group that the Participant has made such reports or disclosures.

(e)
Specific Performance. Recognizing that irreparable damage will result to the Company and the Tallgrass Group in the event of the breach of any of the foregoing covenants and assurances by the Participant contained in Section 8, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies that may be available to it, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Participant, and each and every person and entity acting in concert or participation with him, from the continuation of the breach. The Company will not be required to obtain a bond in an amount greater than $1,000. The covenants and obligations of the Participant set forth in Section 8 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Participant to the Company or any member of the Tallgrass Group, whether express or implied in fact or in law.

(f)
Reformation. The Company and the Participant agree that the foregoing geographic, duration and other restrictions contained in this Agreement are fair, reasonable, and necessary to protect the Company’s legitimate business interests, given the geographic scope of the Company’s business operations, the competitive and specialized nature of the Company’s business, and the nature of Participant’s position with the Company and that any breach of the covenants contained in this Section 8 would cause irreparable injury to the Tallgrass Group. The Participant expressly represents that enforcement of the restrictive covenants set forth in this Section 8 will not impose an undue hardship upon the Participant or any person or entity affiliated with the Participant. The Participant understands that the foregoing restrictions may limit the Participant’s ability to engage in Prohibited Activities during the Prohibited Period, but acknowledges that the Participant will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, the Participant acknowledges that the Participant’s skills are such that the Participant can be gainfully employed in non-competitive employment, and that the restrictive covenants will not prevent the Participant from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.

9.
No Employment Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued employment with the Company or any Affiliate, and Participant acknowledges that Participant's employment with the Company or any Affiliate is on an at-will basis.

10.
Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, except with respect to Section 8, which shall be governed by, construed, and enforced in accordance with the laws of the State of Kansas.

11.	Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

12.
Continuing Obligations; Entire Agreement. Participant acknowledges and agrees that Participant continues to remain bound by, and is required to continue to comply with, the (i) Confidentiality Agreement and Assignment of Inventions dated [________] between Participant and the Company (the "Confidentiality Agreement") and (ii) Acceptance Statement dated [________] (the "Acceptance Agreement") and that such agreements remain in full force and effect, unchanged by the execution, delivery and performance of this Agreement.  This Agreement, together with the Confidentiality Agreement and the Acceptance Agreement, constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof, and may be modified only by written agreement signed by the parties.

13.
Section 409A. The Equity Participation Units granted pursuant to this Agreement are intended to be exempt from Code Section 409A, as a "short-term deferral," and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for the Equity Participation Units if such action would result in the imposition of taxes under Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, if any Plan provision or this Agreement results in the imposition of an additional tax under Code Section 409A, that Plan provision or provision of this Agreement shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant's rights to the Equity Participation Units.

[Signature Page Follows]

TALLGRASS MLP GP, LLC
Date:	By:
Name:
Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:
Date:
[Name]